CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Lewis Galoob Toys, Inc. 1995 Non-Employee Directors' Stock Option Plan of our report dated February 10, 1995, which appears on page F-1 of Lewis Galoob Toys, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994.



PRICE WATERHOUSE, LLP


San Francisco, California
August 22, 1995